Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: April 27, 2009

SCG HOTEL DLP, L.P.

By:	SCG/DLP Holdings, L.P.,
Its General Partner

By:	SCG/DLP Holdings, L.L.C.,
Its General Partner

By:	/s/ Madison Grose
Name: Madison Grose
Title: Sr. Managing Director

SCG/DLP HOLDINGS, L.P.

By:	SCG/DLP Holdings L.L.C.,
Its General Partner

By:	/s/ Madison Grose
Name: Madison Grose
Title: Sr. Managing Director

SCG/DLP HOLDINGS, L.L.C.
By:	/s/ Madison Grose
Name: Madison Grose
Title: Sr. Managing Director

STARWOOD CAPITAL GROUP GLOBAL, L.L.C.

By:	/s/ Barry S. Sternlicht
Name: Barry S. Sternlicht
Title: Chief Executive Officer
BARRY STERNLICHT /s/ Barry S. Sternlicht